Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Amendment No. 1 to the Registration Statement (Form S-3/A) and related Prospectus of Gramercy Property Trust Inc. for the registration of 11,535,200 shares of its common stock, $0.001 par value per share, and to the incorporation by reference therein of our reports dated March 14, 2014, with respect to the consolidated financial statements and schedule of Gramercy Property Trust Inc., and the effectiveness of internal control over financial reporting of Gramercy Property Trust Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York
April 28, 2014